EXHIBIT 10.3

AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT

This Amendment No.1 (the "Amendment") dated September 6, 2013, to that certain Employment Agreement (the "Agreement"), dated July 16, 2012, between The Grilled Cheese Truck, Inc. (formerly, Trig Acquisition 1, Inc.) (the “Company”) and Robert Y. Lee (“Lee”).

By mutual agreement of the parties, the Company and Lee hereby agree to amend the Agreement, effective on the date hereof, as follows:

1.           Section 1(a) Engagement and Responsibilities is amended in its entirety as follows:

“(a)         Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Lee as Executive Chairman of the Board of Directors of the Company and interim Chief Executive Officer. Lee hereby accepts such employment. Lee shall have such title or titles as the Board may from time to time determine.”

2.           Section 2, Definitions, “Term” is hereby amended in its entirety as follows:

“”Term” shall mean the period commencing on the Effective Date and ending at the close of business on September [6], 2014.”

3.           Section 3(a) Salary of the Agreement is amended in its entirety as follows:

“(a)        Salary. The Compensation is $240,000 per annum , which shall commence the date hereof.

The base salary shall be payable in semi-monthly installments on the fifteenth and last day of each month.”

4.           Section 3(b) Expense Reimbursement of the Agreement is amended in its entirety as follows:

“(b) Expense Reimbursement.

(i)	Lee shall be entitled to reimbursement from the Company for reasonable out-of-pocket costs and expenses which Lee incurs in connection with the performance of Lee’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

(ii)	Lee shall be entitled to reimbursement each month as follows: (A) $1,800, for health insurance, (B) $1,500 life insurance and (C) $2,000 automotive allowance.

(iii)	Lee shall be entitled to a one-time payment of a non-accountable expense advance of $20,000.”

5.          The Agreement is hereby amended to include a new Section 3(f) Performance Bonus in its entirety as follows:

“(f) Performance Bonus. Mr. Lee shall be entitled to certain performance based compensation in the event that the Company achieves certain milestones as follows:

(i)	Revenue Milestone 1. In the event the Company’s Revenue (as defined below) is in excess of $2,500,000 for any given three month period ending on or prior to July 30, 2014, then Lee shall be entitled to a cash bonus of $100,000.

(ii)	Revenue Milestone 2. In the event the Company’s Revenue (as defined below) i is in excess of $6,250,000 for any given three month period ending on or prior to December 31, 2015, then Lee shall be entitled to a cash bonus of $150,000.

(iii)	Revenue Milestone 3. In the event the Company’s Revenue (as defined below) is in excess of $12,500,000 for any given three month period ending on or prior to June 30, 2016, then Lee shall be entitled to a cash bonus of $500,000.

For purposes of this provision, Revenue shall mean the Consolidated Gross Revenue generated from the Company’s operations, including but not limited to revenue from licensing sales, revenue from franchise sales (including fees and royalties), revenue from acquisitions and gross revenue generated from licensing and franchise fees for the period commencing after the executed date of this Agreement.

6.          The Agreement is hereby amended to include a new Section 3(g) Warrants in its entirety as follows:

“(g) Warrants. The Company intends to have its class of common stock, par value $.001 per share (the “Common Stock”) listed for quotation on the OTC Bulletin Board and/or OTCQB Market or any other quotation or exchange. In the event that the Company’s Common Stock is listed for quotation and begins trading, and within 18 months of the initial trading date the Company’s Common Stock exceeds $5.00 per share on the OTC Bulletin Board and/or OTCQB Market or any other quotation or exchange for a period of 20 consecutive trading days during such 18 month period, then the Company shall issue Lee warrants to purchase 700,000 shares of the Company’s Common Stock. The Warrants shall have an exercise price of $2.00, contain cashless exercise provisions, and be exercisable for a period of three years from the date of granting such warrants.”

7.           The Agreement is hereby amended to include a new Section 3(h) Additional Consideration in its entirety as follows:

“(h) Additional Consideration.

(i)	Payment for Other Work. In addition to the amount specified in Section 3, the Company shall pay Lee, on a case-by-case basis and on terms and compensation to be negotiated separately from this Agreement and evidenced in a separate agreement, for Lee’s role with respect to any Business Development or any Management Support activities as may be requested or desired by the Company.
(ii)	Payment for Licensing Referrals. For any Business Development whereby Lee introduces a prospect to the Company that enters into a Licensing Agreement with the Company, the Company agrees to pay Lee compensation equal 5%, per annum, of the license fee on a transaction for the entire term of such Licensing Agreement.

(iii)	Completion of Financing Under the Jobs Act. In the event the Company completes a private placement offering pursuant to the new Jumpstart Our Business Startups Act (“Jobs Act”) to which the Company raises a minimum of $5,000,000 in net proceeds, then Lee shall receive a cash payment of $100,000.”

8.           Section 4(f) of the Agreement is hereby amended in its entirety as follows:

“(f) September 6, 2014; or”

9.          The Agreement is hereby amended to include a new Section 4(g) Tail Fee in its entirety as follows:

“(g)        In the event Mr. Lee is replaced as Chief Executive Officer of the Company, Mr. Lee shall be entitled to continue to receive all compensation, benefits, fees and expenses contained in Section 3 for a period of 12 months from removal as Chief Executive Officer, provided, however, in the event that during such 12 month period after the removal as Chief Executive Officer, Mr. Lee continues to receive compensation specified in Section 3 for services rendered under this Agreement, this provision shall not apply and Mr. Lee shall not receive double compensation, but be compensated in accordance with the terms of this Agreement prior to being replaced.

Mr. Lee agrees and covenants that, except for the benefit of the Company (and or successor, parent or subsidiary) during the 12 month tail period, he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in any business engaged in by the Company nor will Mr. Lee compete against the Company for any transaction or corporate opportunity which the Company has or may have an interest in pursuing.”

10.          No Other Amendments; Governing Law; Counterparts. Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the State of [New York]. This Amendment may be executed in one or more counterparts. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the sate first set forth above.

THE COMPANY:
The Grilled Cheese Truck, Inc.

By:
Name:
Title

EMPLOYEE:

Robert Y. Lee